Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

FIRST QUARTER 2019 RESULTS

Positive Operating Results and Progress with Integration of DMP Acquisition;

Successfully Completed IPO on May 13, 2019

Mayville, WI/May 28, 2019/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the first quarter ended March 31, 2019.

Highlights:

•	Produced net sales of $143.7 million.
•	Generated net income of $2.5 million.
•	Recorded Adjusted EBITDA of $16.8 million.
•	Substantial progress with integration of Defiance Metal Products Co. (“DMP”), acquired in December 2018.
•	Completed IPO in May generating total net proceeds of $101.8 million.

“We are pleased with our performance this quarter, which reflects the ongoing strength of our diverse markets served and agile operations combined with the addition of DMP near the end of last year,” noted Robert D. Kamphuis, Chairman, President and CEO of Mayville Engineering Company. “Our recent IPO and subsequent debt reduction provided a significant increase in financial flexibility and we are well positioned to execute our growth strategy going forward. We are excited to partner our new shareholders with our ESOP shareholders whereby alignment and commitment to achieving our goals is a competitive advantage.

First Quarter 2019 Results

Net sales were $143.7 million for the first quarter of 2019 compared to $87.2 million for the same prior year period, an increase of $56.5 million, or 64.8%. DMP contributed $50.2 million, or 57.5%, of the increase. The remaining $6.3 million, or 7.3% of the increase, was due to organic growth of our legacy business, mostly driven by increased volumes.

Manufacturing margins were $19.6 million for the first quarter of 2019 compared to $11.8 million for the same prior year period, an increase of $7.8 million, or 65.8%. DMP accounted for $5.6 million, or 47.5%, of the increase. The remaining $2.2 million was driven by improved utilization in our legacy business mostly due to increased volumes.

Depreciation and amortization expenses were $7.7 million for the first quarter of 2019 compared to $5.0 million for the same prior year period, an increase of $2.7 million, or 53.2%. DMP accounted for $0.7 million of the $0.9 million increase in depreciation expense with the remaining $0.2 million attributable to the legacy business’ investments in technology. The $1.7 million increase in amortization expense was solely driven by amortization of identifiable intangible assets related to the DMP acquisition.

Other selling, general and administrative expenses were $7.6 million for the first quarter of 2019 compared to $2.9 million for the same prior year period. The increase of $4.7 million was primarily driven by one-time expenses including $1.8 million related to the Company’s initial public offering (“IPO”) and the DMP acquisition along with $0.9 million related to the DMP contingent consideration fair value adjustment. The DMP acquired entities accounted for another $1.5 million of the increase with the remainder mostly attributable to personnel additions needed to enhance the company’s structure of being a publicly traded company and support future growth.

Income tax expenses were $0.8 million for the first quarter of 2019, compared to $29 thousand for the same prior year period. The increase of $0.7 million is due to the acquisition of the DMP entities, which are taxable under the provisions of the Internal Revenue Code and certain state statutes. Prior to the Company’s IPO, the Company’s legacy business was an S Corporation, where substantially all taxes were passed to the shareholders and the Company did not pay federal or state corporate income taxes on its taxable income. In connection with the IPO, the Company’s legacy business converted to a C Corporation. As a result, the consolidated business will be subject to paying federal and state corporate income taxes on its taxable income from May 12, 2019 forward.

EBITDA and EBITDA Margin percent were $13.7 million and 9.5%, respectively, for the first quarter of 2019, compared to $10.4 million and 11.9%, respectively, for the first quarter of 2018. The $3.3 million increase in EBITDA was due to the acquisition of DMP as well as the organic growth of our legacy business. The decline in EBITDA Margin percentage from 11.9% to 9.5% was primarily due to one-time expenses incurred during the first quarter of 2019. These one-time expenses included $0.4 million of expenses related to the DMP inventory fair value step-up, $1.8 million of one-time expenses related to the IPO and the DMP acquisition, and $0.9 million related to the DMP contingent consideration fair value adjustment.

Adjusted EBITDA and Adjusted EBITDA Margin percent were $16.8 million and 11.7%, respectively, for the first quarter of 2019, compared to $10.4 million and 11.9%, respectively, for the first quarter of 2018. The increase in Adjusted EBITDA of $6.4 million was due to our recent acquisition of DMP and growth in our legacy business.

Balance Sheet and Liquidity

Our total outstanding debt balance, which includes long-term debt and bank revolving credit notes, was $186.6 million as of March 31, 2019 compared to $179.9 million as of December 31, 2018. Funds provided by the $6.7 million debt increase were primarily used for capital expenditures.

As previously announced, the Company completed its IPO on May 13, 2019 generating approximately $101.8 million of total proceeds net of underwriting discounts and commissions. All of these proceeds have been used to pay down debt balances.

Outlook

Based on the Company’s 2018 performance, the overall economic climate, and industry trends, the Company is outlining its 2019 financial outlook as follows:

•	Net sales are expected to be between $558 million to $570 million

•	Adjusted EBITDA is expected to be between $66 million and $72 million

Kamphuis added, “As we approach mid-year, we are providing annual financial guidance for 2019, which represents a strong improvement over last year based on the acquisition of DMP and organic growth across our business. As we look to the second half of the year, we have quickly adapted to life as a public company and remain confident in our ability to execute our strategy and partner with our customers to provide meaningful value to their operations.”

Conference Call

The Company will host a conference call on Wednesday , May 29th, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (866) 652-5200 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-6060 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect our plans, estimates and beliefs. Such statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company’s previously filed registration statement on Form S-1. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of the initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed registration statement on Form S-1. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise.

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, and non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands except share data)

	(Unaudited)
	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$28	$3,089
Receivables, net of allowances for doubtful accounts of $759 as of March 31, 2019 and $801 as of December 31, 2018	67,759	52,298
Inventories, net	53,480	53,405
Tooling in progress	2,672	2,318
Prepaid expenses and other current assets	2,563	1,649

Total current assets	126,502	112,759

Property, plant and equipment, net	125,577	123,883
Goodwill	70,534	69,437
Intangible assets-net	80,203	82,879
Capital lease, net	1,880	1,953
Other long-term assets	762	814

Total assets	$405,459	$391,725

LIABILITIES AND TEMPORARY EQUITY
Accounts payable	$50,327	$45,992
Current portion of capital lease obligation	275	281
Current portion of long-term debt	10,549	8,606
Accrued liabilities:
Salaries, wages, and payroll taxes	7,894	7,548
Profit sharing and bonus	3,563	6,124
Other current liabilities	14,840	14,610

Total current liabilities	87,449	83,161

Bank revolving credit notes	66,389	59,629
Capital lease obligation, less current maturities	1,630	1,697
Other long-term debt, less current maturities	109,669	111,675
Deferred compensation and long-term incentive, less current portion	14,498	13,351
Deferred income taxes	20,275	19,123
Other long-term liabilities	100	100

Total liabilities	300,010	288,736

Redeemable common shares, no par value, stated at redemption value of outstanding shares, 60,045,300 authorized*, 38,623,806 shares issued* at March 31, 2019 and December 31, 2018	133,806	133,806
Retained earnings	29,301	26,842
Treasury stock at cost, 25,180,330 shares* at March 31, 2019 and December 31, 2018	(57,659)	(57,659)

Total temporary equity	105,449	102,989

Total liabilities and temporary equity	$405,459	$391,725

* Giving effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO, as if the IPO occurred at the beginning of 2018. There were 45,000 shares authorized, 28,946 shares issued and 18,871 treasury shares at March 31, 2019 and December 31, 2018.

Mayville Engineering Company, Inc.

Consolidated Statement of Income

(in thousands except share data)

	(Unaudited)
	Three Months Ended March 31,
	2019	2018
Net sales	$143,732	$87,221

Cost of sales	124,153	75,411

Amortization of intangibles	2,677	939
Profit sharing, bonuses, and deferred compensation	1,750	1,640
Employee Stock Ownership Plan expense	1,500	1,000
Other selling, general and administrative expenses	7,599	2,875

Income from operations	6,054	5,356

Interest expense	(2,832)	(906)
Other income (loss)	7	8

Income before taxes	3,229	4,458
Income tax expense	769	29

Net income and comprehensive income	$2,459	$4,430

Earnings per share – basic and diluted
Net income available to shareholders	$2,459	$4,430
Earnings per share	$0.18	$0.31
Weighted average shares outstanding	13,443,476	14,117,317

Tax and share adjusted pro forma information
Net income available to shareholders	$2,459	$4,430
Pro forma provision for income taxes	70	1,130

Pro forma net income	$2,389	3,300

Pro forma earnings per share	$0.18	$0.23
Weighted average shares outstanding	13,443,476	14,117,317

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2018 using a 26% effective tax rate.

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO, as if the IPO occurred at the beginning of 2018.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,459	$4,430
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,650	4,992
Costs recognized on step-up of acquired inventory	395	—
Expense recognized on contingent consideration fair value adjustment	869	—
Gain on sale of property, plant and equipment	(10)	—
Deferred compensation and long-term incentive	1,147	666
Non-cash adjustments	54	63
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(15,419)	(7,552)
Inventories	(470)	(2,837)
Tooling in progress	(354)	129
Prepaids and other current assets	(914)	(608)
Accounts payable	5,892	3,795
Accrued liabilities, excluding long-term incentive	(2,799)	(1,405)

Net cash used in operating activities	(1,500)	1,673

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(8,151)	(2,488)
Proceeds from sale of property, plant and equipment	9	—

Net cash used in investing activities	(8,142)	(2,488)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	117,666	38,951
Payments on bank revolving credit notes	(110,906)	(36,195)
Repayments of other long-term debt	—	—
Proceeds from issuance of other long-term debt	(107)	(1,983)
Payments on capital leases	(73)	—

Net cash provided by financing activities	6,580	773

Net increase (decrease) in cash and cash equivalents	(3,061)	(42)
Cash and cash equivalents at beginning of period	3,089	76

Cash and cash equivalents at end of period	$28	$34

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,966	$992

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	(Unaudited) Three Months Ended March 31,
	2019	2018
Net income	$2,459	$4,430
Interest expense	2,832	906
Income tax expense	769	29
Depreciation and amortization	7,650	4,992

EBITDA	13,710	10,357
Costs recognized on step-up of acquired inventory	395	—
Contingent consideration fair value adjustment*	869	—
DMP acquisition and IPO related expenses	1,814	—

Adjusted EBITDA	$16,788	$10,357

Net sales	$143,732	$87,221
EBITDA Margin Percentage	9.5%	11.9%
Adjusted EBITDA Margin Percentage	11.7%	11.9%

* Adjustment relating to the fair value of the contingent consideration recorded as part of the DMP acquisition.